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                                                                   EXHIBIT 99.01

EXODUS COMMUNICATIONS FACILITATES FINANCIAL RESTRUCTURING

o    FILES FOR REORGANIZATION THROUGH VOLUNTARY CHAPTER 11 CASE
o    SECURES COMMITMENT FOR $200 MILLION IN "DIP" FINANCING
o    ASSURES UNINTERRUPTED OPERATIONS AND CUSTOMER SERVICE
o    FOCUSES ON LONG-TERM PROFITABLE GROWTH

SANTA CLARA, CALIF., SEPTEMBER 26, 2001: Exodus Communications(R), Inc. (NASDAQ:EXDS) announced today it has filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The filing will enable Exodus(R) to focus on operating its business and serving its customers while it develops a plan of reorganization to provide a suitable capital structure for long-term growth. The company also announced it has received a commitment for up to $200 million in debtor-in-possession (DIP) financing from GE Capital which will be used to fund post-petition operating expenses and supplier and employee obligations. The company filed its voluntary petition in the U.S. Bankruptcy Court for the District of Delaware in Wilmington. The filing includes the company's domestic operations headquartered in Santa Clara, Calif.

Exodus Chairman and Chief Executive Officer L. William Krause said the actions allow the company to continue to provide its customers with the highest quality service and support and assure fulfillment of its obligations to them as well as to Exodus employees.

"Providing high quality products and services to our customers has been, and continues to be, our number one priority. Our employees have been, and continue to be, our number one asset," Krause said. "We are committed to meeting the needs of both -- now and well into the future. This restructuring action ensures we have the wherewithal to do that and our daily operations continue uninterrupted as before. In addition, we will now be able to devote efforts to solidifying and executing on a go-forward operating plan that is based on tough-minded fiscal discipline and focuses on managing Exodus to profitability."

DEBTOR-IN-POSSESSION FINANCING

To enhance its liquidity, Exodus has obtained a commitment for up to $200 million in DIP financing from GE Capital. This financing, as well as cash from operations will be used to fund post-petition operating expenses and supplier and employee obligations. Funding of the DIP financing is subject to condition precedents normal and customary with respect to facilities of this type, including, but not limited to, obtaining Bankruptcy Court approval.

"With a commitment for DIP financing in place and the protections provided under the Bankruptcy Code for post-petition purchases, we are confident our suppliers will continue to support us as we complete our restructuring," Krause said.



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FOCUS ON LONG-TERM PROFITABLE GROWTH

Exodus, as a market leader in complex Web hosting and Internet operations outsourcing services, enjoyed first-mover status in its category, building one of the world's largest privately-managed data networks and locating dozens of state-of-the-art Internet Data Centers (IDCs) in more high-demand locations than any other hosting service provider. The company had 17 consecutive quarters of double-digit sequential growth and attained market leadership by expanding rapidly to stay ahead of demand from customers for the highest quality service and best solutions, according to Krause.

"We sacrificed profitability in exchange for growth and market share, over-expanding in some areas in advance of demand, not anticipating the decline as the dot.com bubble burst and the economy weakened," Krause said. "But the investments made in IDCs, state-of-the-art operations, customer support, and enhanced products and service offerings are greatly valued by our customers. While we address our balance sheet issues, it is these assets that form the strong base from which we will restore Exodus to financial stability. Our top priority is to serve our existing customers, better than ever, so they entrust us with more of their business. Our goal is to run a profitable business without sacrificing any of the unique value we bring to customers and the marketplace."

Krause said the company is in a good position to take advantage of a market opportunity that continues to grow, albeit at a slower pace than once predicted. According to the industry research firm International Data Corporation, which ranks Exodus as number one in the U.S. web hosting market, the demand for such services will reach $24.8 billion by 2004, up from $7 billion in 2001.

"Exodus is a viable business in a growing market. We've got world-class IDC operations and a premier suite of managed hosting, network management, security, storage and content delivery services," Krause said. "We intend to emerge from the restructuring process with a more appropriate capital structure, sufficient cash to fund on-going operations and the ability to access additional capital if needed to fund new growth initiatives. We determined, after careful consideration of our various options, that reorganization through the Chapter 11 process presents the best mechanism to complete our restructuring in a timely manner and retain our current leadership position."

ABOUT EXODUS COMMUNICATIONS

Exodus Communications is the leading provider of managed hosting services for enterprises with mission-critical Internet operations. The company offers sophisticated system and network management solutions along with professional services to provide optimal performance for customers' Internet infrastructures. Exodus manages its network infrastructure via a worldwide network of Internet Data Centers (IDCs) located in North America, Europe and Asia Pacific. More information about Exodus can be found at www.exodus.net.



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FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements, including statements of current business strategy, financing commitments, intended uses of funds, expected growth, customer service levels, employee commitments and sector growth rates. Actual results may differ materially from those projected in these forward-looking statements. Factors that could affect the forward-looking statements include: Exodus' ability to complete its debtor-in-possession financing arrangements and operate under those arrangements; Exodus' ability to negotiate a favorable restructuring of its debt, raise additional capital, reduce expenses and modify its business model, and to develop, prosecute, confirm and consummate a plan of reorganization; the ability of Exodus to attract and retain key executives and other employees; Exodus' ability to maintain and expand customer relationships while in bankruptcy and in the context of a continued slowdown in the economy; uncertain demand for Exodus' services; the risk that some customers will have difficulty paying for services as a result of their financial difficulties; difficulties delivering services with reduced staffing levels, and unanticipated expenses of and liabilities associated with litigation. The matters discussed in this press release also involve risks and uncertainties described from time to time in Exodus' filings with the SEC including its most recent Forms 10-Q, Forms 8-K and Form 10-K. Exodus assumes no obligation to update any forward-looking information contained in this press release.

Exodus Communications and Exodus are trademarks of Exodus Communications, Inc., and are registered in certain jurisdictions. All other trademarks mentioned in this document are the property of their respective owners.



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